Exhibit 4.3

INTERPACE BIOSCIENCES, INC. 2019 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE AND

RESTRICTED STOCK UNIT AGREEMENT

Interpace Biosciences, Inc., a Delaware corporation (the “Company”), pursuant to its 2019 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”) an award of the number of Restricted Stock Units set forth below (the “Restricted Stock Units”). The Restricted Stock Units are subject to the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”), the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	[_________]
Grant Date:	[_________]
Total Number of Restricted Stock Units:	[_________]
Vesting Schedule:	1/3 of the Restricted Stock Units shall vest on each of the first three anniversaries of the Grant Date

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan.

interpace biosciences, INC.		participant

Name:	Jack Stover	Name:
Title:	CEO

EXHIBIT A

TO RESTRICTED STOCK UNIT GRANT NOTICE

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant Restricted Stock Units under the Plan in an amount set forth in the Grant Notice.

1. Award of Restricted Stock Units. In consideration of Participant’s past and/or continued employment with or service to the Company and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice, the Company has granted to Participant the number of Restricted Stock Units set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement. Each Restricted Stock Unit represents the right to receive one Share or, at the option of the Company, an amount of cash as set forth in Section 4(b), in either case, at the times and subjection to the conditions set forth herein. However, unless and until the Restricted Stock Units have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the Restricted Stock Units will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Date of Grant. The Restricted Stock Units are granted on the Grant Date.

3. Vesting of Restricted Stock Units. The Restricted Stock Units will become vested only in accordance with the terms and provisions of the Plan and this Agreement, as follows:

(a) Vesting. Subject to the continued service of the Participant by the Company through the relevant vesting dates, the Restricted Stock Units shall become vested in such amounts and at such times as are set forth in the Grant Notice.

(b) Service with Affiliates. Solely for purposes of this Agreement, service with the Company will be deemed to include service with any Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).

(c) Effect of Termination of Service on the Restricted Stock Units. If the Participant’s service terminates or is terminated for any reason, the unvested portion of the Restricted Stock Units shall be forfeited immediately with no further compensation due to the Participant.

4. Distribution or Payment of Restricted Stock Units.

(a) The Restricted Stock Units shall be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 4(b), in either case, as soon as administratively practicable following the vesting of the applicable Restricted Stock Unit, and, in any event, within sixty (60) days following such vesting (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code). Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of Restricted Stock Units if it reasonably determines that such payment or distribution will violate federal securities laws or any other applicable law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Proposed Treasury Regulation Section 1.409A-1(b)(4)(ii), and provided further that no payment or distribution shall be delayed under this Section 4(a) if such delay will result in a violation of Section 409A of the Code.

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(b) In the event that the Company elects to make payment of the Restricted Stock Units in cash, the amount of cash payable with respect to each Restricted Stock Unit shall be equal to the Fair Market Value of a Share on the day immediately preceding the applicable distribution or payment date set forth in Section 4(a). All distributions made in Shares shall be made by the Company in the form of whole Shares, and any fractional Share shall be distributed in cash in an amount equal to the value of such fractional Share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.

5. Non-Transferability of Restricted Stock Units. The Restricted Stock Units may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law or otherwise, other than by will or by the laws of descent and distribution.

6. Investment Representations. The Participant represents and warrants to the Company that the Participant is acquiring the Restricted Stock Units (and upon settlement of the Restricted Stock Units, may be acquiring Shares) for investment for the Participant’s own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. As a further condition to the settlement of the Restricted Stock Units, the Board may require that certain agreements, undertakings, representations, certificates, legends and/or information or other matters, as the Board may deem necessary or advisable, be executed, agreed to and/or provided to the Company to assure compliance with all such applicable laws or regulations.

7. Tax Consequences. The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant of the Restricted Stock Units and that the Company does not guarantee any particular tax treatment. The Participant acknowledges that the Participant has reviewed with the Participant’s own tax advisors the tax treatment of the Restricted Stock Units and is relying solely on those advisors in that regard. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liabilities arising in connection with the Restricted Stock Units.

8. No Continuation of Service. Neither the Plan nor this Agreement will confer upon the Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge the Participant at any time, with or without Cause and with or without notice.

9. Withholding. The Company is hereby authorized to withhold from any consideration payable or property transferable to the Participant any taxes required to be withheld by applicable law in connection with the grant, vesting or settlement of the Restricted Stock Units or the disposition of the Shares subject to the Restricted Stock Units.

10. The Plan. The Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Restricted Stock Units subject to the terms and provisions of the Plan. Pursuant to the Plan, the Board is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board with respect to questions arising under the Plan, the Grant Notice or this Agreement.

11. Entire Agreement. The Grant Notice and this Agreement, together with the Plan, and any other exhibits attached hereto, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof.

12. Amendment. Except as otherwise provided herein, in the Grant Notice or in the Plan, or as would otherwise not have a material adverse effect on the Participant, this Agreement may only be amended by a writing signed by each of the parties hereto.

13. Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

14. Execution. The Grant Notice may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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